SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2007

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation	File Number	Identification No.)

10 S. First Avenue, Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
        240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
        240.13e-4(c))

Item 8.01 Other Events

           On July 24, 2007, the Board of Directors of Banner Corporation ("Corporation") authorized the repurchase of up to 750,000 shares (approximately five percent of the Corporation's outstanding shares). Under the repurchase program, shares will be purchased from time to time in the open market or privately negotiated transactions over a one year period depending on market conditions and the capital requirements of the Corporation. A copy of the press release announcing the repurchase program is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

           (c)        Exhibits

            99.1     Press Release of Banner Corporation dated July 26, 2007.


SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: July 26, 2007	By: /s/Lloyd W. Baker
Lloyd W. Baker
Executive Vice President and Chief Financial Officer


Exhibit 99.1


CONTACT: D. MICHAEL JONES,
PRESIDENT AND CEO
LLOYD W. BAKER, CFO
(509) 527-3636
NEWS RELEASE

BANNER CORPORATION APPROVES STOCK REPURCHASE PROGRAM

Walla Walla, WA - July 26, 2007 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank, today announced its Board of Directors has authorized the repurchase of up to 750,000 shares of its common stock, representing approximately 5% of the outstanding shares. Under the plan, shares may be repurchased by the Company in open market purchases. The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

"We believe our stock is an attractive investment and repurchasing stock affirms our optimism for the future and offers an excellent means to build long-term value for our shareholders," said D. Michael Jones, President and CEO. Yesterday, Banner reported its second quarter earnings and provided detailed financial information in a separate press release.

About Banner Corporation

Banner Corporation is the parent company of Banner Bank, a commercial bank that operates a total of 77 branch offices and 13 loan offices in 28 counties in Washington, Oregon and Idaho. It is now also the parent of Islanders Bank which operates three branch offices in Washington's San Juan Islands. Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

# # #
